Exhibit 10.43

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 21st day of September, 2021 by and between JANEL GROUP, INC., a New York corporation (“Janel”), EXPEDITED LOGISTICS AND FREIGHT SERVICES, LLC, a Texas limited liability company (“ELFS”), DAVID W. FLAKE, RANDALL L. COCKRELL, STEVEN R. LALUMANDIER, and FREDERICK J. LALUMANDIER (each a “Seller” and, collectively, “Sellers”).

EXPLANATORY STATEMENT

Janel and ELFS are each engaged in the [non-asset-based transportation logistics industry].  Seller owns and desires to sell, and Janel desires to purchase, 100% of the issued and outstanding membership interests of ELFS and ELFS Brokerage LLC, a Texas limited liability company (collectively, the “Interests”) on the terms and conditions hereinafter set forth.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound agree as follows:

1.            Definitions; Rules of Construction.

1.1.          For purposes of this Agreement, the terms set forth below shall have the following meanings:

Affiliate – As used in this Agreement, an “affiliate” of a person or entity is a person or entity controlling, controlled by or under common control with such person or entity.

Assumed Obligations – As defined in Section 2.3.

Authorizations – As defined in Section 6.18.

Base Balance Sheet – The balance sheet of ELFS as of May 31, 2021 attached hereto as Exhibit A.

Business Day – Any day other than a Saturday, a Sunday or a day on which banks in Houston, Texas are authorized or obligated by law or executive order to close.

Cash and Cash Equivalents – means the cash and cash equivalents (including marketable securities, short-term investments, refunds or rebates related to insurance policy terminations or audits, and uncollected checks issued to ELFS and funds in transit to ELFS as of the Closing Date, but excluding any uncollected checks issued by ELFS and funds in transit from ELFS) of either of ELFS.

Cash Cushion – As defined in Section 3.4.1(b).

Company Business –  The business heretofore operated by ELFS and/or ELFS Brokerage.

Closing  –  The closing of the transactions contemplated by this Agreement.

Closing Cash Deposit – As defined in Section 3.4.1.

Closing Cash Payment – As defined in Section 3.1.2.

Closing Date  – The date on which the Closing takes place, in accordance with Section 4.1.

Closing Working Capital –  An amount equal to the accounts receivable of ELFS minus the accounts payable of ELFS (excluding any Retained Obligations), in each case as of the Closing Date, as finally determined in accordance with Section 3.3.

Closing Working Capital Statement –  As defined in Section 3.3.2.

Code – The Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

Company Assets – All of the assets of ELFS and/or ELFS Brokerage (whether real estate interests or personal property), with the exception of the Excluded Assets, ELFS’s customer lists and information for the past five years and related current and historical business records created or maintained by ELFS relating to active and inactive customers and businesses for the preceding five years and any prospective customers (including, in all instances, pricing information charged by ELFS and internal costing and vendor information as to transportation services); all of ELFS’s accounts receivable; all of ELFS’s security deposits; all equipment, vehicles, parts, tools, computers, computer equipment and computer software, and other assets; all associated computerized information relating to such business and customers; all information relating to current, historical, and planned marketing and sales of services; all interest in any names used by ELFS or its predecessors in the past five years, and all Intellectual Property utilized in connection therewith; all Intellectual Property owned or licensed by ELFS and used in the Company Business; all local, 800 and international telephone and telefax numbers utilized by ELFS in connection with its businesses; all goodwill; all prepaid rents, utility bills, license fees and other pre-paid expenses; the leasehold interests in the Facilities covered by the Facility Leases; all furniture, fixtures and equipment used in or held for use in the Facilities covered by the Facility Leases or in connection therewith (subject to dispositions or replacements prior to Closing in the ordinary course of business); all rights of ELFS from and after the Closing Date under vendor, customer and sales representative contracts of ELFS in connection with its business; all transferable governmental licenses or authorizations with respect to the conduct of the Company Business; all other transferable licenses pursuant to which any assets used in the Company Business are used; all prepaid rents, utility bills, license fees and other prepaid expenses of ELFS; and all other tangible and intangible assets of ELFS.

Company Business –  The non-asset-based transportation logistics business operated by ELFS as of the date hereof.

Contracts – As defined in Section 6.18.

Data Room – means the Firmex electronic documentation site established by ELFS counsel on behalf of ELFS.

Employment Agreement – The Employment Agreement in substantially the form attached hereto as Exhibit D to be executed by each Key Employee.

ERISA – The Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

Estimated Closing Working Capital – As defined in Section 3.2.1.

Estimated Closing Working Capital Statement –  As defined in Section 3.3.1.

Estimated Purchase Price Adjustment – As defined in Section 3.3.1.

Excluded Assets – The items listed on Schedule 1.1(b), including all Cash and Cash Equivalents, the security deposit for ELFS current leased premises in Houston, Texas (the “Houston Security Deposit”) and any equity interests, assets or liabilities relating to, arising from, or in connection with ELFS Management, Inc., a Texas corporation.

Facilities – The leased office, warehouse, and terminal space and other real property occupied by ELFS as part of the Company Business, as more specifically set forth on Schedule 6.14.

Facility Leases – The current leases entered into by ELFS with respect to the Facilities.

Financial Statements – As defined in Section 6.11.

Forgiveness Period – means the period from the Closing through [April 16, 2022].

Fraud – means fraud, gross negligence or willful misconduct of any of Sellers or or any other act or omission of Sellers with the intent to deceive and mislead, or of inducing reliance on behalf of Janel in connection with this Agreement.

Fundamental Representations – The representations and warranties set forth in Sections 6.1, 6.2, 6.3, 6.6, 6.7, 6.9(a), 6.17, 6.24, 6.25 and 6.26.

Funds Flow Statement – A statement detailing the flow of funds to be paid by Janel in accordance with Section 3.1 specifying the name of each payee, the amount to be received by such payee, and the wire or other payment instructions for each payee, such statement to be executed by Sellers and delivered to Janel at least two (2) days prior to the Closing.

GAAP – means United States generally accepted accounting principles in effect from time to time, as modified by the Financial Reporting Framework for Small and Medium Entities.

Governmental Authority – means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

Indebtedness – all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than trade payables and other current liabilities incurred in the ordinary course of business), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions to the extent drawn or funded; (f) guarantees made by the Company on behalf of any third party in respect to obligations of the kind referred to in the foregoing clauses (a) through (e); and (g) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (f), provided the Insurance Premiums Notes shall not be deemed Indebtedness.

Indebtedness Amount – As defined in Section 3.1.1.

Indemnified Party – means a Party making a claim for indemnification under Section 12 below.

Independent Accountant – Shall mean Moss Adams LLP1

Insurance Premium Notes – shall mean the notes set forth on Schedule 6.13, items 7 and 8 and any money due thereunder.

Insurance Refunds – As defined in Section 3.4.2.

1 Note to Seller: Does ELFS have a specific independent accountant in mind? This remains subject to Janel approval.

Intellectual Property – All (i) patents and patent applications, (ii) registered trade names, trade dress, logos, slogans, Internet domain names, Controlled Pages (e.g. social media accounts), registered and unregistered trademarks and service marks and related registrations and applications for registration, and all goodwill symbolized thereby, (iii) registered copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, (iv) rights under applicable United States state trade secret laws as are applicable to know-how and confidential information, and (v) computer software (including, without limitation, source code, executable code, data, databases, and documentation).

Interests – As defined in the Explanatory Statement.

Janel – As defined in the introductory paragraph of this Agreement.

Key Employees – Shall mean Frederick J. Lalumandier, David W. Flake and Randall L. Cockrell.

Knowledge – including the phrase “knowledge of ELFS”, “knowledge of Seller” or anything similar, means the actual knowledge of David W. Flake, Randall L. Cockrell and Frederick J. Lalumandier, or the knowledge that such individual would have obtained if he would have conducted reasonable inquiry of the employees that report directly to such individual.

LC Deposits – As defined in Section 3.4.1(a).

Material Adverse Effect – A material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations, taken as a whole, of ELFS or the Company Business; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (A) general economic or political conditions; (B) conditions generally affecting the industries in which the Company operates; (C) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (D) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (E) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Janel; (F) any changes in applicable laws or accounting rules or the enforcement, implementation or interpretation thereof; (G) the announcement, pendency or completion of the transactions contemplated by this Agreement; (H) any natural or man-made disaster or acts of God, acts of war, sabotage, terrorism, national emergency, cyberattacks or escalation thereof; or (I) any failure by ELFS to meet any internal projections, forecasts or revenue or earnings predictions; or (J) any COVID-19 related measures, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines, in each case promulgated by any Governmental Authority, including the CDC and the WHO, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Corona Virus Response Act.

Notes – As defined in Section 3.1.3.

Objection Statement – As defined in Section 3.2.2.

Operating Profit – means the Income from Operations for the relevant period calculated in the same manner as the Income from Operations reported on the audited Combined Statements of Income and Changes in Members’ Equity for the year ended December 31, 2020 is calculated, subject to adjustments as set forth in Section 3.2.2(b).

Pass-Through Tax Return – Any income tax return filed by, or with respect to, the Company on which the Company is treated as a partnership within the meaning of Subchapter K of the Code (or any corresponding provisions of state or local tax law) and with respect to which any taxable income or loss shown on a tax return is required to be reflected in the income tax return of its members.

Permitted Liens – (a) liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith; (b) statutory liens of landlords and for which appropriate reserves have been established; (c) liens of carriers, warehousemen, mechanics, materialmen, repairmen and other liens imposed by law for amounts not yet due or that are being contested in good faith; (d) liens incurred or deposits in connection with workers’ compensation, unemployment insurance or other types of social security and similar legislation; (e) liens resulting from any facts or circumstances relating to Janel or its Affiliates; (f) minor defects, irregularities in title, easements, rights of way, zoning, building, development and land use restrictions to the extent that such matters described in this clause (g) do not materially interfere with the present use or occupancy of the relevant Facility; and (h)  (i) purchase money liens and liens securing rental payments under capital lease arrangements; (j) liens of lessors and licensors arising under lease agreements or license arrangements; (k) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money; (l) prior to the Closing, liens securing Indebtedness to be paid off at the Closing; and (m)  other liens that either individually or in the aggregate do not have a Material Adverse Effect.

Post-Closing Adjustment – As defined in Section 3.3.2.

PPP – means the Paycheck Protection Program, authorized by Section 1106 of the Coronavirus Aid, Relief and Economic Security Act (CARES Act) and administered by the Small Business Administration

PPP Loan – The loan, evidenced by that certain promissory note dated April 16, 2020, in the principal amount of $2,011,300 from the PPP Lender to ELFS which was issued under the PPP.

Purchase Price – As defined in Section 3.1.

Restricted Period – As defined in Section 11.1.

Retained Obligations – As defined in Section 2.2.

Securities Act – The Securities Act of 1933, as amended.

Withheld Amounts – As defined in Section 12.5.

1.2          The Explanatory Statement is hereby incorporated into this Agreement and made a part hereof.

1.3.          The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

1.4.       Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, to the singular include the plural, to the part include the whole, and to the male gender shall also pertain to the female and neuter genders and vice versa.  The term “including” is not limiting, and the term “or” has the inclusive meaning represented by the phrase “and/or”.  The words “hereof,” “herein,” “hereby,”, “hereto”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Section, Schedule, Exhibit and clause references are to this Agreement unless otherwise specified.

2.            Purchase of Interests; Retention of Liabilities.

2.1.        On the terms and subject to the conditions set forth in this Agreement, each Seller hereby agrees to sell, transfer and assign to Janel, and Janel hereby agrees to purchase from Sellers, on the Closing Date, all of the right, title and interest of Sellers in and to the Interests, as more particularly set forth on Schedule 2.1.  Janel, at its option, may designate one or more direct or indirect subsidiaries or Affiliates of Janel to purchase the Interests, provided that such subsidiaries or Affiliates also execute this Agreement.

2.2.       Prior to the Closing, ELFS shall assign and Sellers or their designees, other than ELFS, will assume the obligations of ELFS listed on Schedule 2.2 (the “Retained Obligations”).

2.3.       Subject in all respects to Section 2.2 above, at the Closing, Janel will assume (a) liabilities for trade payables and accrued expenses incurred by ELFS in the ordinary course of business, (b) liabilities pursuant to the Facility Leases, in either case as of and after the Closing Date, and (c) any other liabilities other than Indebtedness of ELFS as of the Closing Date or Retained Obligations (collectively, the “Assumed Obligations”).

3.            Consideration.

3.1.        The consideration (the “Purchase Price”) for all of the Interests shall be Nineteen Million and No/100 Dollars ($19,000,000), plus the Earn-Out in accordance with Section 3.2, and subject to adjustment pursuant to Section 3.3, which shall be paid by Janel at the Closing in accordance with the Funds Flow Statement, as follows:

3.1.1.     An amount sufficient to repay all Indebtedness of ELFS (but expressly excluding the Insurance Premium Notes) as of the Closing Date (the “Indebtedness Amount”) to the holders of such Indebtedness on behalf of ELFS.

3.1.2.       An amount (the “Closing Cash Payment”) to Sellers in the aggregate equal to (i) Thirteen Million and No/100 Dollars ($13,000,000), minus, (ii) the Indebtedness Amount.

3.1.3.       Delivery of a promissory note to each Seller, each substantially in the form attached hereto as Exhibit B, in (i) the respective principal amounts set forth on Schedule 2.1, which in the aggregate shall equal Six Million and No/100 Dollars ($6,000,000), and, (ii) plus or minus (as applicable) the Estimated Purchase Price Adjustment (the “Notes”).

3.2.        Earn-Out.

3.2.1.     Subordination of Earn-Out.   The obligations of Janel to pay any Earn-Out are subject to the Subordination Agreement dated as of the date hereof by and among the Sellers and Santander Bank, N.A. (“Santander Bank”).

3.2.1.        Following the Closing, each of the Sellers shall be entitled to receive their pro-rata share of an earn-out payment in accordance with this Section 3.2.  The amount of the earn-out payments (each an  “Earn-Out Payment” and collectively the “Earn-Out Payments”) shall be equal one third (1/3) of all Operating Profit earned by ELFS after the Closing with respect to the four (4) twelve (12) month periods following the Closing Date, meaning the respective periods commencing on October 1, 2021 – September 30, 2022; September 1, 2022 – August 31, 2023; October 1, 2023 – September 30, 2024; and October 1, 2024 – September 30, 2025 (each an “Earn-Out Year” and collectively the “Earn-Out Years”).

3.2.2.      During the duration of the Earn-Out Years, Janel shall cause distinct accounting records to be maintained for the business of ELFS regardless of whether such business continues to operate as a subsidiary of Janel or is liquidated and thereafter operates as a division of Janel. The business of ELFS existing on the Closing Date shall thereafter be deemed to include any property added thereto in the normal course of business, in substitution for assets of ELFS which are disposed of, and additional or new products developed by ELFS in connection with its business as in existence on the Closing Date. Except as hereinafter provided, Janel hereby covenants and agrees that during the period of time when Sellers are eligible to earn the Earn-Out Payments:

(a)          At the Closing, Seller Representative shall be entitled to serve as a member of the Board of Managers of ELFS to the extent Janel elects to continue the limited liability company existence of ELFS, subject to the terms and conditions of the operating agreement of ELFS, as the same may be amended from time to time.

(b)          For purposes of calculating the Earn-Out Payments, no general overhead allocation shall be made to ELFS, but Janel shall be entitled to charge ELFS for direct services performed for ELFS or purchased for it in the following areas:

(1)        Advertising.  ELFS will be charged for all direct costs associated with advertising directly related to the business of ELFS, such as the actual cost of advertising space in publications and third party agency charges directly relating to such advertisements. ELFS will not be charged for (i) general Janel corporate advertising, (ii) any time devoted by Janel employees to advertising activities on behalf of ELFS or (iii) any indirect costs associated with such advertising.

(2)        Audit Fees.  Direct charges for the work performed by Janel’s independent public accountants in preparing the audit of ELFS will be passed on to ELFS on an annual basis. ELFS will not be charged for any other portion of Janel’s annual audit, or for any time devoted by Janel employees in preparing ELFS’s audit. The audit plan and related fees shall be reviewed with Sellers prior to the commencement of the audit.

(3)         Benefit Plans.  In the event Janel makes any changes to the current ELFS employee benefit plans, including moving employees to Janel benefit plans, the cost of such plans for purposes of the definition of Operating Profit shall be equal to the amount paid for such benefits plans by ELFS as of the Closing, plus a reasonable increase as agreed to by Janel and the Seller’s Representative.

(4)         Corporate Services.  Services involving facilities, contract administration, print shop, travel agencies and volume purchase agreements will be available to ELFS in accordance with Janel policy and will be charged only to the extent of direct costs incurred. There will be no charge for the time of Janel employees in providing such services.

(5)       Corporate Participation.  ELFS shall bear all costs incurred directly by its managers in connection with compliance by ELFS with all reasonable reporting requirements and attendance by its management at management meetings.

(6)        Legal Services.  ELFS will be required to utilize legal services in accordance with Janel policy and will be charged for such services on an hourly basis.

(7)         Management Bonuses. ELFS will be charged for all bonuses paid to ELFS employees.

(8)        Tag and Consulting Fees.  All fees charged to Janel by its outside auditors relating consulting fees incurred on ELFS’s behalf and at their request will be charged to ELFS.

(9)        Insurance.  ELFS will be charged for direct costs associated with including ELFS as an additional insured on Janel’s property and casualty insurance policies.

(10)       ELFS CFO.  ELFS will be charged for the compensation and payroll costs for a chief financial officer for ELFS, other than $50,000 of such costs which shall not be charged to ELFS.

(11)       Reference herein to the providing of time of Janel employees to ELFS without charge shall be interpreted to mean reasonable amounts of time at reasonable points in time consistent with the other duties of such employees and shall in no case involve the full time permanent services of any employee.

(c)         Except in connection with a merger with or into, or acquisition by, Janel or an Affiliate of Janel, Janel will not, without the consent of Sellers, sell, abandon or terminate the business of ELFS.

(d)         All transactions between ELFS and other divisions or subsidiaries of Janel involving custom work or personal services provided by either party to the other shall be provided by such party on a basis no less favorable than such party charges to its most favored customers.

(e)          Janel shall provide ELFS working capital to be used by ELFS to develop or continue its business as conducted immediately prior to the Closing.

(f)          Within the constraints imposed by Janel company policy, Sellers shall be entitled to make all day to day decisions including, but not limited to, those relating to (i) the hiring, termination and  compensation of employees, (ii) product development, (iii) markets to be served, (iv) price adjustments and (v) facility requirements. It is understood and agreed, however, that all such decisions are subject to review by the Janel manager to whom Sellers report, and that after consultation with Sellers, if such Janel manager disagrees with such decisions, the decision of such Janel manager shall be final with respect to all such areas.

Subject only to the foregoing, Janel may maintain and manage the business, personnel and operations of ELFS as it would any other division or subsidiary. Janel will consult with Sellers on all matters which could have a material adverse effect on Sellers’ ability to earn the Earn-Out Payments, and shall not implement or make any decision on any matter which could have such a material adverse effect on Sellers’ ability to earn the Earn-Out Payments, and shall not implement or make any decision on any matter which could have such a material adverse effect on Sellers’ ability to earn the Earn-Out Payments, in either case without making appropriate adjustments to the calculation of Operating Profit.

3.2.3.       Not later than 120 days following the end of each Earn-Out Year, Janel shall cause to be prepared and delivered to Seller Representative a calculation of the Earn-Out for such Earn-Out Year, together with documentation supporting such calculation (the “Earn-Out Statement”), and shall pay the Sellers the Earn-Out due (if any) for such Earn-Out Year within three (3) Business Days of delivery of such Earn-Out Statement.

3.2.4.        Review and Dispute Procedures.

3.2.4.1.    Janel shall give Seller and other appropriate representatives of Seller such access during normal business hours to the books, records and personnel of Janel relating to ELFS Business as Seller shall reasonably request in order to evaluate the Earn-Out Statements.

3.2.4.2.    If Seller Representative objects to any of the Earn-Out Statements, Seller Representative must deliver to Janel a notice of objection (an “Objection Notice”) with respect to such within thirty (30) Business Days following Janel’s delivery of the Earn-Out Statements (the “Objection Period”).

3.2.4.3.    If no Objection Notice is delivered to Janel within such Objection Period or if Seller Representative delivers to Janel a notice of acceptance of such calculations, the Earn-Out Statements shall be final and binding, and any Earn-Out Payment shall be paid by Janel to Seller in accordance with Section 3.2.3.

3.2.4.4.    If an Objection Notice is timely given, Janel and Seller Representative shall attempt in good faith to resolve the objection which must include an in-person meeting with Seller Representative and Janel representatives on hand to resolve the objection. If Janel and Seller Representative are unable to reach agreement within twenty (20) Business Days after an Objection Notice has been given, the parties shall submit their final calculations of the items in dispute to an Independent Accountant as soon as practical following the end of such twenty (20) Business Days period, but in any event within forty-five (45) Business Days after the applicable Objection Notice has been received by Janel (which time period may be extended for an additional period by the Independent Accountant not to exceed an additional forty-five (45) Business Days at the request only of Seller Representative).  The Independent Accountant will be directed to review such final calculations and, within fifteen (15) days thereafter, make a selection as to which of the final calculations presented to it is, in the aggregate, more accurate and to provide a written report that sets forth the Independent Accountant’s determination of the Earn-Out Statements. The resolution of the dispute by the Independent Accountant will be final and binding on the parties hereto and any Earn-Out Payments shall be paid by Janel to Seller in accordance with Section 3.2.3. The fees and expenses of the Independent Accountant shall be paid by the party whose proposed calculation is not selected by the Independent Accountant.

3.2.5.       Tax Treatment.  Any payment of the Earn-Out Payments shall be treated as an adjustment to the Purchase Price under this Agreement for tax purposes.

3.3.          Purchase Price Adjustment for Closing Working Capital.

3.3.1.      At least three Business Days before the Closing Date, ELFS shall prepare and deliver to Janel a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain: (1) an estimated balance sheet of ELFS as of the Closing Date (without giving effect to the transactions contemplated herein) prepared using the same accounting methods, practices, principles, policies and procedures that were used in the preparation of the Financial Statements, and (2) a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”). The parties agree that the target Closing Working Capital is $9,000,000 and that the Purchase Price will be adjusted based on the Estimated Closing Working Capital and Post-Closing Adjustment, as follows.  To the extent that the Estimated Closing Working Capital is lower than $8,000,000 or greater than $10,000,000 (the “Working Capital Range”), the Purchase Price shall be decreased or increased, respectively, by the amount of such deficiency or excess, as the case may be (the “Estimated Purchase Price Adjustment”).  An adjustment to the Purchase Price will only be made to the extent that the Estimated Closing Working Capital is an amount that is lower than $8,000,000 or greater than $10,000,000.

3.3.2.      Within 60 days after the Closing Date, Janel shall prepare and deliver to Sellers a statement setting forth its calculation of Closing Working Capital, (the “Closing Working Capital Statement”). The difference between the Closing Working Capital and the Estimated Closing Working Capital shall be the “Post-Closing Adjustment”; provided, however, if the Closing Working Capital is within the Working Capital Range no adjustment to the Purchase Price shall be made hereunder. After receipt of the Closing Working Capital Statement, Seller shall have 30 days to review the Closing Working Capital Statement. On or prior to the last day of such review period, Seller may object to the Closing Working Capital Statement by delivering to Janel a single written statement signed by Seller setting forth in reasonable detail each disputed item or amount and the basis for Seller’s disagreement therewith (the “Objection Statement”). If Seller fails to deliver the Objection Statement before the expiration of the review period, the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Objection Statement before the expiration of the review period, Janel and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Objection Statement.

3.3.3.      Resolution of Disputes.  If Sellers and Janel fail to reach an agreement with respect to the Objection Statement within the time set forth above, then any amounts remaining in dispute shall be submitted for resolution to an Independent Accountant who, acting as experts and not arbitrators, shall resolve the disputed amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Objection Statement, respectively.  The Independent Accountant shall make a determination within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and this determination shall be conclusive and binding upon the parties hereto. The fees and expenses of the Independent Accountant shall be paid by Sellers and Janel, based upon the percentage that the amount actually contested but not awarded to Sellers or Janel, respectively, bears to the aggregate amount actually contested by Sellers and Janel.

3.3.4.      Payments of Post-Closing Adjustment. To the extent the Estimated Closing Working Capital is greater than the Working Capital Range, then the Purchase Price shall be decreased by the Post-Closing Adjustment and vice versa. Such reduction or increase in the Purchase Price, as the case may be, shall be proportionately deducted from or added to, as the case may be, the first principal payment due under the Notes.  The final Closing Working Capital Statement and the Post-Closing Adjustment shall supersede and override the Estimated Closing Working Capital Statement and the Estimated Purchase Price Adjustment.

3.4.        Post-Closing Cash.

3.4.1.      Comerica Bank.  The Sellers agree that as of the Closing, the aggregate amount of $1,500,000 (the “Closing Cash Deposit”) will remain on deposit in one or more of ELFS’s Comerica Bank accounts.  The Closing Cash Deposit will remain an Excluded Asset for all purposes of this Agreement, but Sellers hereby grant to Janel the right to use the Closing Cash Deposit following the Closing, as follows:

(a)	$842,800 (the “LC Deposits”) as cash securing the letters of credit issued by Comerica Bank described in Section 6.13 of the Disclosure Schedule (the “Existing Letters of Credit”); and

(b)	$657,200 (the “Cash Cushion”) to be used by ELFS following the Closing as needed for operations.

The LC Deposits shall be remitted and paid to the Seller Representative on behalf of the Sellers when and as replacement letters of credit are issued by Santander Bank for the credit of Janel to replace the Comerica Bank letters of credit, but, in any event, no later than 90 days following the Closing Date and shall not be subject to any subordination by Sellers to Santander Bank.  The Cash Cushion shall be remitted and paid to the Seller Representative on behalf of the Sellers within 30 days following the Closing Date, subject to the subordination by Sellers to Santander Bank of Janel’s obligations to Sellers.

3.4.2.      Insurance Premium Refunds.  The parties acknowledge that portions of certain insurance premiums paid by ELFS prior to the Closing and certain insurance rebates related to audits will be refunded to ELFS following the Closing (the “Insurance Refunds”).  The parties agree that the Insurance Refunds are Excluded Assets for all purposes of this Agreement, shall be remitted to the Seller Representative on behalf of the Sellers within two business days following availability of the funds to ELFS and shall not be subject to any subordination by Sellers to Santander Bank.

4.            Closing.

4.1.        The Closing shall take place on the date of this Agreement (the “Closing Date”) at such place as shall be agreed upon by the parties hereto, time being of the essence.

4.2.         At the Closing (i) each Seller will assign and transfer to Janel all of such Seller’s right, title and interest in and to the Interests free and clear of all liens, security interests, claims or encumbrances, by delivery of a duly executed Assignment of Interests in the form of Exhibit C hereto, and (ii) the parties shall deliver the certificates (if any) and other contracts, documents and instruments required to be delivered by them, respectively, as set forth in Sections 9 and 10.

5.            Representations and Warranties of Janel.

Janel represents and warrants to ELFS and Sellers as follows:

5.1.        Janel Existence and Good Standing.  Janel: (i) is a corporation duly organized, validly existing, and in good standing under the laws of New York; (ii) has the corporate power and authority to own, lease, and operate its properties and carry on its business as now being conducted by it; and (iii) is, or has filed for qualification to be, duly licensed, qualified and authorized to do business as a foreign corporation in, and in good standing in, each jurisdiction in which failure to be so licensed, qualified, authorized, or in good standing will have a material adverse effect on the business or properties (owned, leased, or operated) of such entity, and is not aware of any reason for which any such filing for qualification will not be effective without cost above customary filing fees and expenses.

5.2.       Power and Authority; Authorization. Janel has full power and authority to enter into, execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement by Janel have been duly authorized and approved by the Board of Directors of Janel, subject to all contingencies set forth herein. This Agreement has been, and each of the Exhibits hereto and other documents required hereunder (if applicable) will be, on the Closing Date, duly executed and delivered by or on behalf of Janel and are the legal, valid, and binding obligations of Janel in accordance with their respective terms, subject (as to the enforcement of remedies) to laws of general application relating to bankruptcy, insolvency and the relief of debtors and (as to the availability of equitable remedies) to the discretion of the equity tribunal having jurisdiction.

5.3.         No Violations. The execution, delivery, and performance of this Agreement by Janel will not violate (with or without the giving of notice or the lapse of time, or both) any organizational document of Janel, or require any registration, qualification, consent, approval, or filing under (except as set forth on Schedule 5.4), any law, ordinance or regulation binding on Janel and will not conflict with, require any consent or approval under, result in the breach of any provision of, constitute a default under, result in the acceleration of the performance of its obligations under, cause or allow for the termination of the certificate of incorporation, bylaws, any stockholder agreements, any debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, or other instrument or agreement to which Janel is a party, or any judgment, order, writ or decree of any court, arbitrator or governmental agency by which Janel or any of its assets or properties is bound except as would not have a Material Adverse Effect on the transactions contemplated herein.  Neither Janel nor any of its assets or properties is subject to or bound or affected by any constituent instrument provision, debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, other instrument or agreement, judgment, order, writ, decree, injunction, law, statute, ordinance or regulation, or any other restriction of any kind or character, which would prevent Janel from entering into, or performing its obligations under, this Agreement, except for such instruments the violation(s) of which can be cured at an aggregate immaterial cost or expense to Janel and, with or without being cured, will not prevent Janel from consummating the transaction contemplated herein.

5.4.        Approvals Required.  Except as set forth on Schedule 5.4, no approval, authorization, consent, clearance, order or other action of, or filing with, any person, firm or corporation, or any court, administrative agency or other governmental authority, or any governmental or non-governmental trade group, is required by Janel in connection with the execution and delivery by Janel of this Agreement, the Notes or the performance by Janel of the transactions described herein.

5.5.        Investment Intent.  The Interests are being acquired solely for the account of Janel and not with a view to, or for resale in connection with, a distribution of all or any part thereof.  Janel has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Interests.  Neither Janel nor any Affiliate of Janel has made any commitment to sell, transfer or assign, and each such person has no presently arranged plan or intention to sell, transfer, or assign any of the Interests.  Janel acknowledges that the Interests are not registered pursuant to the Securities Act or any state securities laws.

5.6.        Litigation. There is no pending action, or order or proceeding with any governmental entity or agency or to the actual knowledge of Janel, threatened against Janel (or any of its governing Persons or Affiliates) that could prevent, cause any material delay, or materially impair Janel’s ability to perform its obligations under this Agreement.

5.7.       Janel’s Reliance. Janel acknowledges that it has had and its representatives have been permitted access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of ELFS that Janel and its representatives have desired or requested to see or review, and that Janel and its representatives have had a full opportunity to meet with the officers, management and employees of ELFS to discuss ELFS, its business, and its collective operations. In connection with Janel’s investigation, Janel acknowledges, represents and warrants that it may have received from the Sellers or ELFS certain projections, forward-looking statements and other forecasts and certain business plan information. Janel acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, and other forecasts and plans, that Janel is familiar with such uncertainties, that Janel is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Janel shall not have or make any claim against any Person with respect thereto.  Janel acknowledges that, except for the representations and warranties contained in this Agreement and the Ancillary Transaction Documents, none of ELFS, or any Seller hereby makes any other express or implied representation or warranty hereunder with respect to ELFS or the transaction.  Janel acknowledges that none of the Sellers or any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding ELFS and the Company Business, in each case except as expressly set forth in this Agreement and the Ancillary Transaction Documents, and all other representations and warranties are expressly disclaimed by Sellers. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.7 shall limit, or shall be construed or deemed to limit in any way whatsoever, any right or remedy of any person against any other person in the event of Fraud.

5.8.       Financial Ability; Solvency. Janel has sufficient immediately available funds to pay the amount of the Closing Cash Payment and all other amounts payable pursuant to this Agreement and the Notes, to consummate all of the transactions contemplated hereby, and to satisfy all other costs and expenses arising in connection herewith. Immediately prior to and immediately after the consummation of the transactions contemplated by this Agreement, the assets of Janel (including following the Closing, ELFS) will exceed the liabilities of Janel.

6.            Representations and Warranties of ELFS and Sellers.

ELFS and the Sellers jointly and severally, except with respect to Sections 6.3 and 6.6 and any other subsection where the context is clear that such representation is only as to a particular Seller (in which case solely, just the applicable Seller(s)) represent and warrant to Janel as follows:

6.1.       Existence and Good Standing.  Each of ELFS and ELFS Brokerage: (i) is a limited liability company duly organized, validly existing, and in good standing under the laws of Texas; (ii) has the power and authority to own, lease, and operate its properties and carry on its business as now being conducted by it; and (iii) is duly licensed, qualified and authorized to do business as a foreign entity in, and in good standing in, each jurisdiction in which failure to be so licensed, qualified, authorized, or in good standing will have a Material Adverse Effect on the business or properties (owned, leased, or operated) of ELFS or ELFS Brokerage.

6.2.        Capitalization.  The membership interests of ELFS and ELFS Brokerage consist only of the Interests as more particularly set forth on Schedule 2.1. All of the Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Sellers as shown on Schedule 2.1, free and clear of all liens and encumbrances  except as set forth on Schedule 6.3. All of the Interests were issued in material compliance with applicable laws. None of the Interests were issued in violation of any agreement, arrangement or commitment to which Seller or ELFS is a party or is subject to or in violation of any preemptive or similar rights of any Person.

6.3.        Title to Interests; Options.  Sellers each have lawful, record and beneficial ownership to the Interests, free and clear of any lien, claim or encumbrance  except as set forth on Schedule 6.3.  Except as set forth on Schedule 6.3, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, convertible securities, commitments, agreements, or understandings of any character obligating ELFS, ELFS Brokerage or any member or other equity owner of ELFS or ELFS Brokerage to issue any Interests, or any other interest in, ELFS or ELFS Brokerage. Without limiting the foregoing, ELFS and/or ELFS Brokerage does not have outstanding or authorized any interest appreciation, phantom stock, profit participation or similar rights and there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Interests, except as set forth on Schedule 6.3 and except for rights granted to Janel under this Agreement.

6.4.        Subsidiaries; ELFS Brokerage.  Other than as set forth on Schedule 2.1, ELFS and ELFS Brokerage do not have any subsidiaries and neither ELFS nor ELFS Brokerage owns, directly or indirectly, any interest in, or control any, corporation, partnership, joint venture or other business association. Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Agreement with respect to ELFS shall be deemed to apply mutatis mutandis to ELFS Brokerage and all subsidiaries of ELFS or ELFS Brokerage.

6.5.        No Restrictions.  Without limiting the generality of other representations and warranties contained herein, ELFS has maintained its own records with respect to its customers containing the name, address, contact information, customer requirements, and shipping rates with respect to each of ELFS’s customers over the past five years, except as set forth on Schedule 6.5.  Neither ELFS nor any Seller has any Knowledge of any restrictive covenants or non-solicit restrictions applicable to ELFS with respect to any current customers of ELFS.

6.6.         Power and Authority; Authorization.  Each Seller and ELFS has full power and authority to enter into, execute and deliver this Agreement, and to perform each of its obligations hereunder. The execution, delivery, and performance of this Agreement by ELFS have been duly authorized and approved by the Managers of ELFS. This Agreement has been, and each of the Exhibits hereto and other documents required hereunder (if applicable) will be, on the Closing Date, duly executed and delivered by or on behalf of ELFS and Seller, and are the legal, valid, and binding obligations of ELFS and Seller in accordance with their respective terms, subject (as to the enforcement of remedies) to laws of general application relating to bankruptcy, insolvency and the relief of debtors and (as to the availability of equitable remedies) to the discretion of the equity tribunal having jurisdiction.

6.7.        No Violations.  Except as set forth on Schedule 6.7, and except where no Material Adverse Effect would occur, the execution, delivery, and performance of this Agreement by ELFS and Sellers (i) will not violate (with or without the giving of notice or the lapse of time, or both) any organizational document of ELFS, or require any registration, qualification, consent, approval, or filing under any law, ordinance or regulation binding on ELFS or any Seller, and (ii) will not:

(a)          conflict with, require any consent or approval under, result in the breach of any provision of, constitute a default under, result in the acceleration of the performance of its obligations under, cause or allow for the termination of, or

(b)          result in the creation of any claim, lien, charge, or encumbrance (except for Permitted Liens) upon, any Interests or other equity interests in ELFS or any of its properties, assets, or businesses, pursuant to the certificate of incorporation, bylaws, any stockholder agreements, any debt instrument, mortgage, deed of trust, trust agreement, license, permit, franchise, lease, contract, or other instrument or agreement to which ELFS or any Seller is a party, or any judgment, order, writ or decree of any court, arbitrator or governmental agency by which ELFS or any Seller or any of their respective assets or properties is bound. Except as set forth on Schedule 6.7, neither ELFS nor any Seller nor any of their respective assets or properties is subject to or bound or affected by any constituent instrument provision, debt instrument, mortgage, deed of trust, trust agreement, license, permit, franchise, lease, contract, other instrument or agreement, judgment, order, writ, decree, injunction, law, statute, ordinance or regulation, or any other restriction of any kind or character, which would prevent ELFS or any Seller from entering into, or performing its obligations under, this Agreement, except for such instruments the violation(s) of which can be cured at an aggregate immaterial cost or expense to ELFS or Seller (as the case may be) and, with or without being cured, will not prevent ELFS or any Seller (as the case may be) from continuing its business in the ordinary course.  Without limiting the generality of the foregoing, ELFS and Sellers represent and warrant to Janel that neither ELFS nor any Seller is bound by any non-competition, franchise, service, or other agreement which would prohibit or restrict ELFS or any Seller from entering into this Agreement or performing any of their respective obligations under this Agreement, any Employment Agreement or any other instrument contemplated by this Agreement, except as set forth on Schedule 6.7.

6.8.       Approvals Required.  Except as set forth on Schedule 6.8, no approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation, any court, administrative agency or other governmental regulatory authority, or any governmental or non-governmental trade group, is required by ELFS or any Seller in connection with the execution and delivery by ELFS or Sellers of this Agreement or any Employment Agreement, or the performance by ELFS or Sellers of the transactions described herein or therein and for the operation of the Company Business by Janel following the Closing.

6.9.        Title to Assets and Related Matters.

(a) Except for the liens listed on Schedule 6.9, on the date hereof, ELFS has, and on the Closing Date will have, good title to all assets used in the Company Business of any kind or character, free and clear of any material liens or encumbrances (except for Permitted Encumbrances), and all such assets are reflected on the Base Balance Sheet (subject to dispositions or replacements prior to Closing in the ordinary course of business).

(b) Except for matters that may arise in the ordinary course of business, ELFS’s material assets are in good operating condition and repair, reasonable wear and tear and normal obsolescence excepted.  With the exception of the Excluded Assets, the Company Assets constitute all of the assets used in the Company Business of any kind or character as heretofore conducted. To the knowledge of ELFS, there does not exist any condition or agreement that materially interferes with the use of the Company Assets in the conduct of the Company Business in the ordinary course.  ELFS has no interest in real property other than as lessee pursuant to the Facility Leases.

6.10.      Intellectual Property.  Schedule 6.10 contains a true and complete list and brief description of all Intellectual Property required or used in the Company Business, other than licenses to use “off-the-shelf” commercial software included with the equipment that constitute part of the Company Assets (none of which licenses are material).  Except as listed on such Schedule and such licenses to use “off-the-shelf” commercial software, no license, trademark, trade name, service mark, or copyright is required to conduct the Company Business.  There are no pending or, to the knowledge of ELFS, threatened proceedings asserting that the use of any licensed Intellectual Property by ELFS infringes upon or misappropriates any Intellectual Property rights of any person, except as set forth on such Schedule.  Neither ELFS nor the Seller has received any written notice or allegation of invalidity, infringement, or misappropriation from any person or governmental authority with respect to any Intellectual Property rights, except as set forth on such Schedule.  The Company Business, as currently conducted, does not infringe the Intellectual Property rights of a third party, except as set forth on such Schedule.

6.11.       Financial Statements.  The combined balance sheets, combined statements of operations and changes to Members’ equity and combined statements of cash flows of ELFS for the 12-month periods ending December 31, 2018, 2019 and 2020 (collectively the “Financial Statements”); the Base Balance Sheet and income statement for the three month period ended May 31, 2021 (collectively, the “Interim Financial Statements”) are attached as Schedule 6.11. The Financial Statements and Interim Financial Statements are prepared from the books and records of ELFS and fairly and accurately in all material respects present ELFS’s financial position as at the dates set forth therein and the results of its operations for the periods reflected therein, except that the Interim Financial Statements are subject to normal year-end adjustments, lack footnotes and other presentation items. All Financial Statements are audited and have been prepared in accordance with GAAP other than as expressly detailed on Schedule 6.11 and on a basis consistent with that of prior periods; unaudited Interim Financial Statements do not contain all footnotes and schedules required in audited financial statements.  ELFS has always used the fiscal year ending December 31 as its fiscal year.

6.12.        Accounts Receivable.  Except as set forth on Schedule 6.12, the accounts receivable reflected on the Base Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by ELFS involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of ELFS not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Base Balance Sheet or, with respect to accounts receivable arising after the date thereof, on the accounting records of ELFS have been determined in accordance with GAAP, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

6.13.       Undisclosed Liabilities.  Except (a) as disclosed in the Financial Statements as of the dates referred to in such Financial Statements, (b) liabilities arising under this Agreement, (c) the Assumed Obligations, (d) the Retained Obligations, (e) as set forth on Schedule 6.13 and (g) liabilities or obligations incurred since May 31, 2021 in the ordinary course which, individually or in the aggregate, are not material to ELFS, ELFS has no liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, and since the date of the last such financial statement, ELFS has incurred no such liability or obligation other than in the ordinary course of business and in amounts consistent with historic business operations.

6.14.      Facilities.

(i)          Facilities.  ELFS does not own (nor, at any time in the three (3) years prior to the Closing, did own) any real property. Schedule 6.14 contains a complete and accurate list and description of real property leased by ELFS (the “Facilities”).

(ii)          Facility Leases.  All Facility Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect.  Except as set forth in Schedule 6.14, no event exists which (whether with or without notice, lapse of time or both) would constitute a default thereunder on the part of ELFS which would terminate or cause a material liability under any Facility Leases; and, to ELFS’ knowledge, there exists no occurrence of any event which (whether with or without notice or lapse of time or both) would constitute a default thereunder by any other party.  ELFS has delivered true and correct copies of the Facility Leases to Janel prior to the date hereof.

(iii)       Actions; Proceedings.  To the knowledge of ELFS, there are no pending condemnation proceedings, administrative proceedings or other actions against ELFS with respect to any of the Facilities or Facility Leases, or any pending or threatened condemnation proceedings, administrative proceedings or other actions with respect to any of the Facilities or Facility Leases.

(iv)        Leases or Other Agreements.  Except as set forth on Schedule 6.14, ELFS has not entered into any subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements written or oral, with respect to the areas of Facilities leased by ELFS, except as set forth on Schedule 6.14.

(v)          Use of Facility Leases.  With respect to each Facility Lease, ELFS enjoys peaceful and undisturbed possession of all leased Facilities, subject to the rights of the fee owners and the terms of the Facility Leases, and ELFS has performed all material obligations required to be performed by it under the Facility Leases though the date hereof.

(vi)        Certificate of Occupancy.  ELFS has received all required approvals of governmental authorities (including permits and a certificate of occupancy or other similar certificates permitting lawful occupancy by ELFS of the Facilities) required in connection with ELFS’s use of the Facilities, except as set forth on Schedule 6.14

(vii)        Utilities.  All of the Facilities are supplied with utilities and other services necessary for the operation of the Facilities as currently operated, and, to the knowledge of ELFS, there is no condition which would result in the termination of any such utility services.

(viii) Improvements, Fixtures and Equipment.  None of the leasehold improvements is subject to any commitment or other arrangement for their sale or use by an affiliate of ELFS, or any third party that would materially interfere with the use thereof.

6.15.       Customer Accounts.  All business of ELFS has been and continues to be conducted through ELFS.  The top fifty (50) customer accounts are set forth on Schedule 6.15 (the “Key Customer Accounts”).  Except as set forth on Schedule 6.15, ELFS has not received any oral or written notice that any customer has ceased or intends to cease after the Closing to use its services or to otherwise terminate or materially reduce its relationship with ELFS.

6.16.      Material Adverse Change.  Except as set forth in Schedule 6.16 or as otherwise reflected herein, since May 31, 2021 through the Closing Date, the business of ELFS has been operated in the ordinary course and there has not been:

(i)          Any   actual or, to the knowledge of ELFS, threatened Material Adverse Effect in the business, condition (financial or otherwise), results of operations, prospects, properties, assets, liabilities, earnings, net worth, or prospects thereof, except for the general effects of present economic conditions or conditions affecting the freight forwarding industry generally;

(ii)          Any material damage, destruction or casualty loss (whether or not covered by insurance) affecting ELFS, the Company Assets, or its properties or business;

(iii)         Any increase in, or commitment to increase, the wage, salary, commissions, bonus, employee benefit rate or other compensation payable or to become payable to any of ELFS’s employees other than in the usual course of business consistent with past practices, provided, however, that this paragraph shall not restrict or limit ELFS in any way from hiring additional personnel who are required for its operations in the usual course of business consistent with past practices;

(iv)          Any material lien or encumbrance placed on any of the Company Assets, other than  Permitted Liens;

(v)          Any sale, assignment, transfer, lease, disposition of, or agreement to sell, assign, transfer, lease, or dispose of, any of the Company Assets, except as may be disclosed in the Disclosure Schedules and for dispositions of personal property in the ordinary course of business and excepting such rights as are granted to Janel under this Agreement;

(vi)         Any acquisition or lease by ELFS of any assets or property of any other party, except as may be disclosed in the Disclosure Schedules, for supplies in the ordinary course of business and acquisitions of personal property in the ordinary course of business;

(vii)       Any collective bargaining agreement or commitment by ELFS or any liability incurred by ELFS to any labor organization or other material change in employee relations;

(viii)        Any capital expenditure by ELFS in excess of $100,000 or outside the ordinary course of business;

(ix)          Any change by ELFS in the nature of its business or its methods, principles or practices of accounting;

(x)          Any Indebtedness incurred by ELFS in an aggregate principal amount exceeding $100,000 (net of any amounts discharged during such period), or (b) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of ELFS under, any Indebtedness of or owing to ELFS with respect to the conduct of the Company Business;

(xi)         Any declaration or payment of any distribution in respect of the equity interests in ELFS, or other payment to the equity owners of ELFS in their capacity as such;

(xii)         Any entering into, any material amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (a) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed pursuant to Section 6.18, or (b) any Authorization included on Schedule 6.18;

(xiii)        To ELFS’s knowledge, any other events or conditions of any character specifically related to the business or operations of ELFS that may reasonably be expected to have a Material Adverse Effect on ELFS or its business or financial condition, except for the general effects of present economic conditions; or

(xiv)        Any agreements or commitments to do any of the foregoing.

6.17.      Tax Matters.

(i)           ELFS and Sellers have filed (or caused to be filed) all federal, state, local and foreign tax or related returns and reports due or required to be filed with respect to ELFS’s business and earnings, which such reports accurately reflect in all material respects the amount of taxes due.

(ii)          ELFS and Sellers have paid all taxes or assessments that have become due with respect to ELFS’s business and earnings, other than taxes or charges being contested in good faith or not yet finally determined.

(iii)         Complete and correct copies of the income tax returns of ELFS, together with attached schedules, for the three taxable years ended 2018 through 2020, as filed with all federal and state taxing authorities, signed by an officer of ELFS, were supplied to Janel prior to the date hereof. All information reported on such returns is true, accurate, and complete in all material respects.

(iv)          There are no tax liens or governmental claims with respect to any properties owned by ELFS.

(v)           No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(vi)          No Seller is a party to a Contract, arrangement or plan that has resulted or could result in its making of a payment that: (i) is not deductible under, or would otherwise constitute a “parachute payment” within the meaning of, Section 280G of the Code (or any similar provision of state, local or foreign Law); or (ii) is or may be subject to the imposition of an excise Tax under Section 4999 of the Code.

6.1       Contracts and Authorizations.  Schedule 6.18 contains a true and complete list of all written or oral contracts, agreements, mortgages, obligations, understandings, arrangements, restrictions, and other instruments (collectively, the “Contracts”), with a brief description of any oral Contracts, to which ELFS is a party or by which ELFS or its assets may be bound involving (a) annualized costs to ELFS of $50,000 or more, (b) aggregate payments by or to ELFS of $50,000 over the term of any such agreement or arrangement (without regard to the amount of annualized payments or costs), or (c) material restrictions or limitations of any kind whatsoever on ELFS’s current or future business or operations, including without limitation non-compete restrictions, non-solicitation restrictions, geographical restrictions or most favored nation pricing.  Schedule 6.18 also contains a true and complete list of all material governmental licenses, permits, authorizations and material non-governmental licenses, franchises and agency arrangements necessary to operate the Company Business as heretofore operated (collectively, the “Authorizations”).  True and correct copies of all Contracts have been made available to Janel. Except as disclosed on such Schedule, each such Contract and Authorization is valid, binding in full force and effect, subject (as to the enforcement of remedies) to laws of general application relating to bankruptcy, insolvency and the relief of debtors and (as to the availability of equitable remedies) to the discretion of the equity tribunal having jurisdiction.  ELFS has not received any written claim of a material default by ELFS under any of the Contracts or Authorizations set forth in such Schedule.  To ELFS knowledge, (A) no event has occurred which would constitute (whether with or without notice, lapse of time or both) a material default by ELFS under any Contracts or Authorizations and (B) to the actual knowledge of Sellers’, there is no material default by the other parties to such Contracts.

6.19.       Compliance; Governmental Authorizations.  Except as set forth in Schedule 6.19, ELFS has, during the last three (3) years, been in material compliance with (i) all U.S. and foreign federal, state, local or foreign laws, ordinances, regulations and orders applicable to its business, including without limitation, federal and state aviation, shipping, and trucking laws; (ii) ELFS has all federal, state, local and foreign governmental licenses and permits necessary for the conduct of its business; and (iii) such licenses and permits are in full force and effect.  ELFS has no knowledge of any violations of any such licenses or permits.  No proceedings are pending or, to ELFS knowledge, threatened to revoke or limit the use of such licenses or permits.

6.20.        Litigation.  Except as set forth in Schedule 6.20, and except for claims of vendors the accounts of which are included in the payables included in the Base Balance Sheet latest dated Financial Statements, there are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending against ELFS or any of its assets or business, whether at law or in equity, or before or by any federal, state, municipal, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor does ELFS know of a threat of any such action, suit, claim, investigation or proceeding.

6.21.       Insurance.  Attached hereto as Schedule 6.21 is a list of all insurance policies of ELFS, and the Sellers have made available to Janel accurate and complete copies of all such insurance policies.  Except as set forth on Schedule 6.21, all of ELFS’s insurable properties and assets are insured, and have been consistently insured for the prior five years, for ELFS’s benefit, and the benefit of ELFS’s customers, where applicable under such policies of fire, casualty, and other insurance as are customarily obtained to cover comparable properties and assets by businesses in the region in which such properties and assets are located, in amounts, scope and coverage which are adequate and reasonable in light of existing conditions.  Each insurance policy relating to the insurance referred to in this Section is valid and enforceable.  ELFS has not failed to give any notice or to present any material claim under any insurance policy in a due and timely fashion, nor has it permitted a lapse in any of its insurance policies at any time during the prior five years.  Schedule 6.21 also contains a list of all claims filed by ELFS within the five years preceding the date hereof.

6.22.       Bankruptcy.  Neither ELFS nor any Seller has any knowledge or expectation that any petition for relief will be filed by ELFS or any Seller, or any case commenced against ELFS or any Seller under the Bankruptcy Code or any similar federal or state statute. Neither ELFS nor any Seller has applied for or consented to the appointment of, or taking of possession by, a receiver, custodian, trustee or liquidator of itself or any of their respective properties or made a general assignment for the benefit of creditors.

6.23.        Employees.  Neither ELFS nor any of its employees is subject to any collective bargaining agreement, no petition for certification or union election is pending with respect to the employees of ELFS, and no union or collective bargaining representative has sought, to the knowledge of ELFS, such certification or recognition with respect to the employees of ELFS at any time during the past three years.  Except as set forth on Schedule 6.23, ELFS has not entered into any written or oral employment agreement or become obligated under any other document, policy or practice that currently gives to any person a right to employment or compensation.  All of ELFS’s employees can be terminated at will.  ELFS is neither in breach of, nor has taken any action which would constitute a breach of, any oral or written agreements or understandings respecting its current employees.  All obligations of ELFS, whether arising by operation of law, by contract, by past custom or practice or otherwise, for salaries, vacation, holiday pay, bonuses and other forms of compensation that are due and payable to its officers, directors or employees as of the date hereof (including all required taxes, insurance and withholding thereon) have been paid as of the date hereof, except such accrued paid time off as set forth on Schedule 6.23.

6.24.      Employee Benefit Plans.  Schedule 6.24 sets forth a list of (i) any employee benefit plan (as defined in Section 3(3) of ERISA) and (ii) any employment contract, written or unwritten, for which ELFS is a party, contributor or sponsor.  All such employee benefit plans and employment contracts are hereinafter collectively referred to as “Employee Benefit Plans”.  Each Employee Benefit Plan is, and has at all times been, administered and operated in material compliance with its terms, the Code, ERISA, and all other federal, state and local laws (and all rules and regulations thereunder) (if applicable).  ELFS has performed, in all material respects, all obligations required to be performed by it under any law or by the terms of each Employee Benefit Plan, and all contributions or payments deducted by ELFS for tax purposes were properly deductible in the year for which such deductions were claimed.  The assets of ELFS are not subject to any liens under ERISA or the Code, and no event has occurred, and no condition exists, which could subject ELFS or its assets to a future liability or lien on account of any Controlled Group Benefit Plan.  A Controlled Group Benefit Plan means any Employee Benefit Plan which ELFS or any affiliated entity, within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), now maintains, or within the last six (6) years maintained or to which any ERISA Affiliate contributed within the last six (6) years.  There are no actions, investigations or claims of any kind (other than routine benefit claims made in the ordinary course), pending or, to ELFS’ knowledge, threatened, with respect to any Employee Benefit Plan.  There have been no audits or investigations of any Employee Benefit Plan by any governmental agency except as set forth on Schedule 6.24. Except as set forth on Schedule 6.24, ELFS and all ERISA Affiliates have complied with, in all material respects, any applicable continuation of coverage requirements including as required under ERISA Sections 601-608 and the regulations thereunder and under applicable state law.

6.25.       Severance Obligations.  ELFS does not have any obligation to past employees for any severance payments or benefits, and except as set forth on Schedule 6.25, ELFS does not have any obligation for any severance payments or benefits to any person presently employed by ELFS whose employment is terminated after the date hereof, except such accrued paid time off as set forth on Section 6.25.  Except as set forth on Schedule 6.25, the closing of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of ELFS or of any affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee.

6.26.      Environmental.  Except as set forth on Schedule 6.26, ELFS is currently and has, been in material compliance with all applicable environmental laws and has not, and Sellers have not, received from any person, entity or governmental agency any: (i) notice or claim relating to breach or noncompliance with any environmental law; or (ii) written request for information pursuant to environmental law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

6.27.     Business Relationships.  Except as disclosed in Schedule 6.16, neither ELFS nor any Seller has received oral or written notice that any supplier, vendor or customer has ceased, or intends to cease, or materially reduce its relationship with ELFS.  To the knowledge of ELFS, there is no occurrence which, with or without the giving of notice or the lapse of time or both, would constitute a default under any agreement or arrangement with any such party or would adversely affect ELFS’s relationship with any such party so as to have a Material Adverse Effect on the business, operations, or condition (financial or otherwise) of ELFS.

6.28.      Books and Records.  ELFS has made available to Janel and its representatives all of ELFS’s tax, accounting, corporate and financial books and records, whether in written, electronic or other form.  All such books and records are substantially complete and correct, have been maintained on a current basis, and materially reflect ELFS’s financial condition and results of operations. Without limiting the foregoing, ELFS has provided to Janel copies of all auditors’ reports, letters to management regarding accounting practices and systems of internal controls, and all responses to such letters from management.

6.29.        Information Technology.  All computer and other information technology systems of ELFS are in good working condition and are sufficient for the operation of the Company Business as currently conducted and as proposed to be conducted. To the knowledge of ELFS, in the past three (3) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, that has resulted or is reasonably likely to result in disruption or damage to ELFS or the Company Business. ELFS has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of its computer and other information technology systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

6.30.        Pandemic-Relief Debt.  Neither Sellers, nor ELFS nor any subsidiary of the foregoing or Affiliate that is treated as a single employer with ELFS under Section 2301(d) of the CARES Act has applied for or received any Pandemic-Relief Debt or other funds, Tax credit (including an ERC) or deferral (including deferred payment of employment taxes), grant, advance, or similar relief or assistance under the paycheck protection program (“PPP”), the Public Health and Social Services Emergency Fund (“PRF”) or otherwise pursuant to the CARES Act, the Families First Coronavirus Response Act, the Economic Injury Disaster Loan Program, the Main Street Lending program, the Paycheck Protection Program and Health Care Enhancement Act, the Coronavirus Preparedness and Response Supplemental Appropriations Act, IRS Notice 2020-65, or any other program related to the COVID-19 pandemic administered or promulgated by a Governmental Entity (collectively, “COVID Relief Acts”). ELFS and Sellers have complied in all respects with the terms and conditions of any Pandemic-Relief Debt and all applicable COVID Relief Acts, including all attestation and reporting requirements thereunder.

6.31.        Affiliate Transactions.  Except as set forth on Schedule 6.31, there are no arrangements or Contracts (other than related to employment matters in the ordinary course of business or as listed on Schedule 6.23), between ELFS and any respective family member of the Sellers or Affiliate of any of the foregoing.  No manager, officer, director, equity holder of any of ELFS or any Affiliate of ELFS owns directly or indirectly on an individual or joint basis any interest (other than passive investments in publicly traded securities) in, or serves as an officer or director of, any supplier or other organization which has a material business relationship with ELFS, except as set forth on Schedule 6.31.

6.32.        Exclusivity of Representations. The representations and warranties made by each Seller and ELFS in this Agreement, or in any Exhibit, Schedule or certificate delivered pursuant to this Agreement, are the exclusive representations and warranties made by Sellers and ELFS with respect to ELFS’ business, assets, liabilities, and the Interests. Except for any representations and warranties set forth in this Agreement, or in any Exhibit, Schedule or certificate delivered pursuant to this Agreement, Sellers and ELFS expressly disclaim any other representations or warranties of any kind or nature, express or implied, as to assets, liabilities, operations, the title, condition, value or quality of assets, the Interests, and any other matter concerning Sellers, ELFS, and the transactions contemplated under the Closing.

7.            Covenants of Janel.

Janel covenants and agrees as follows:

7.1.         It will maintain all negotiations and other information with respect to the transactions contemplated herein in confidence and, except as required by law, will not make any announcement thereof or disclose such negotiations to any other party other than its professional advisors and lenders.  If it is required by law to make any such disclosure, it will first advise ELFS of the content of the proposed disclosure, and the time and place that the disclosure will be made.  Janel and Sellers will cooperate on appropriate publicity materials with respect to the transactions contemplated hereby.  Nothing herein shall restrict Janel’s right to make a public announcement that the transactions contemplated herein have closed, or to include appropriate information in applicable regulatory filings.  This covenant shall survive the Closing.

7.2.         At the Closing, Janel will engage the Key Employees pursuant to the terms of the Employment Agreement.

7.3          Immediately after the Closing, Janel shall use its best efforts to cause Santander Bank to issue replacement letters of credit for the Existing Letters of Credit.

7.4         Release.  Effective upon the Closing, ELFS hereby irrevocably releases, acquits and forever discharges each Seller and their respective present, former and future Affiliates, attorneys, agents, representatives, trustees, and each of their respective heirs, executors, administrators, successors and assigns, of and from any and all manner of action or actions, cause or causes of action, demands, rights, damages, debts, dues, sums of money, accounts, reckonings, costs, expenses, responsibilities, covenants, contracts, controversies, liabilities, agreements and claims whatsoever, whether known or unknown, of every name and nature, both in law and in equity, which such that ELFS or their respective successors or assigns ever had, now has, or which it or its heirs, executors, administrators, successors or assigns hereafter may have or shall have against Sellers or any other Person referred to above arising out of any matters, causes, acts, conduct, claims, circumstances or events occurring or failing to occur or conditions existing on or prior to the Closing Date in connection with the Sellers being a member, manager or officer of ELFS except for claims based solely upon breaches of the express provisions this Agreement or agreements signed and delivered in connection herewith to which such Sellers and Janel are parties.

7.5         Release from Sellers Guarantees.  Janel will cause Sellers to be fully and irrevocably released, at or prior to the Closing Date, from the guarantees of obligations or other liabilities of or relating to ELFS set forth on Schedule 7.5 of the Disclosure Schedules (collectively, the “Sellers Guarantees”) and if required by a beneficiary of any Sellers Guarantee, Janel will provide (or cause to be provided) substitute arrangements of Janel or their Affiliates, including by providing (or causing to be provided) letters of credit or similar support; provided, that in the event Janel does not cause Sellers to be so released at or prior to the Closing Date, Janel shall (i) indemnify Sellers in respect of all continuing obligations and liabilities and any Losses incurred by any Seller pursuant to such guarantees and (ii) continue to use its commercially reasonable efforts to terminate or cause Janel or one of its Affiliates to be substituted in all respects for Sellers or replace (or cause to be replaced) such Sellers Guarantee. In the event that any written Sellers Guarantees for operational matters, similar to the Seller Guarantees listed on Schedule 7.5 (and not for Indebtedness) but not disclosed in Schedule 7.5 of the Disclosure Schedules are discovered following the Closing Date, such Sellers shall provide Janel with notice thereof and Janel shall use its commercially reasonable efforts to cause any Seller to be removed from such Sellers Guarantees to which Janel acknowledges and agrees, including Janel providing a replacement guaranty to the applicable third party(s) thereof.  No Seller shall be required to make any payment or incur any out-of-pocket costs to obtain the foregoing terminations, substitutions or replacements of any Sellers Guarantees and Janel shall bear all such costs.

7.6.        Employee/Benefit Plans.

7.6.1.       Janel shall and shall cause ELFS to provide each Employee who remains employed immediately after the Closing (“ELFS Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by ELFS immediately prior to the Closing; (ii) target bonus opportunities (including equity-based (or simulated equity) compensation), if any, which are no less than the target bonus opportunities (including equity-based (or simulated equity) compensation) provided by ELFS immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by ELFS immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such ELFS Continuing Employee immediately prior to the Closing.

7.6.2.     With respect to any employee benefit plan maintained by Janel and its Affiliates (collectively, “Janel Benefit Plans”) in which any ELFS Continuing Employees will participate effective as of the Closing, Janel shall, or shall cause ELFS to, recognize all service of ELFS Continuing Employees with ELFS or any of its Subsidiaries, as the case may be as if such service was with Janel, for vesting and eligibility purposes in any Janel Benefit Plan in which such ELFS Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding ELFS Employee Benefit Plan.

7.6.3.      This Section 7.3 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.3, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.3. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereby acknowledge and agree that the terms set forth in this Section 7.3 shall not create any right in any Employee or any other Person to any continued employment with ELFS, Janel or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

7.6.4.     Janel shall be responsible for any obligation with respect to the Continuing Employees under the Worker Adjustment Retraining and Notification Act of 1988 and any applicable state or local equivalent arising after the Closing Date (collectively, “WARN”). The Sellers shall be responsible for any such obligation arising on or before the Closing Date. The Parties agree to cooperate in good faith to determine whether any notification may be required under WARN as a result of the transactions contemplated under the Closing. Following the Closing Date, Janel shall not take any action (or refrain from any action, including with respect to any employees or ELFS Continuing Employees) that will cause the Sellers or ELFS to have any obligations under WARN.

7.6.5.       The parties intend that ELFS 401(k) Plan shall continue in effect under its current terms following the Closing.

7.7         Director, Officer and Manager Indemnification and Insurance.

7.7.1.       Janel agrees that all rights to indemnification, advancement of expenses and exculpation by ELFS now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer, manager, member, or Representative of ELFS, as provided in the company agreement of ELFS (or a similar governing document of its Subsidiaries), in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Schedule 7.7.1, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

7.7.2.       ELFS shall, and Janel shall cause ELFS to, (i) maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by ELFS immediately prior to the Closing Date (provided that ELFS may substitute policies therefor, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors, managers and officers of ELFS when compared to the insurance maintained by ELFS as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors, managers and officers of ELFS, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

7.7.3.       The obligations of Janel and ELFS under this Section 7.4 shall not be terminated or modified in such a manner as to adversely affect any director, manager or officer to whom this Section 7.4 applies without the consent of such affected director or officer.

7.7.4.       In the event Janel, ELFS or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, or in either such case, proper provision shall be made so that the successors and assigns of Janel or ELFS, as the case may be, shall assume all of the obligations set forth in this Section 7.7.

7.8.        Privileged Matters.

7.8.1.       The Parties acknowledge that ELFS has been represented by Selman Munson & Lerner, P.C. in connection with this Agreement and the transactions contemplated hereby and that such legal counsel has received confidential information pertaining to ELFS, its Subsidiaries, and the Sellers in connection with such representation. The Parties hereby agree that, as to all communications subject to attorney-client privilege among such legal counsel and ELFS, solely to the extent such communications relate to the transactions contemplated under this Agreement, this Agreement and any ancillary transaction documents, the attorney-client privilege and the expectation of client confidence belongs to the Sellers with respect to any dispute that arises between or among the Parties with respect to the foregoing and shall not pass to or be claimed by Janel, ELFS or its Subsidiaries (following the Closing). Notwithstanding the foregoing, in the event that any dispute arises between Janel and/or ELFS and any person other than any Seller (except in connection with a third-party Claim (as defined below) for which an indemnifying Person is controlling the defense), ELFS may assert or waive the attorney-client privilege to prevent disclosure of confidential communications by such legal counsel to such third party.

7.8.2.      Notwithstanding that the Sellers and ELFS have been represented by Selman, Munson & Lerner, P.C. (the “Firm”) in the preparation, negotiation and execution of this Agreement and the ancillary transaction documents, ELFS agrees that after the Closing, the Firm may represent the Sellers and/or their affiliates in matters related to this Agreement and ancillary transaction documents, including without limitation in respect of any indemnification claims pursuant to this Agreement and/or the transaction documents, disputes relating to any purchase price adjustments or the Earn-Out, if any. ELFS hereby acknowledges that, on behalf of itself and its affiliates, it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

8.            Covenants of ELFS and Sellers.

ELFS and Sellers each covenants and agrees, jointly and severally, as follows:

8.1.         Confidentiality; Publicity.  From and after the Closing, Sellers shall, and shall cause its Affiliates to, hold in confidence any and all information, whether written or oral, concerning ELFS, except to the extent that Sellers can demonstrate that such information (a) is generally available to and known by the public through no fault of Sellers or any of its Affiliates; or (b) is lawfully acquired by Sellers from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If it is required by law to make any such disclosure, it will first advise Janel of the content of the proposed disclosure, and the time and place that the disclosure will be made.  Janel and Sellers will cooperate on appropriate publicity materials with respect to the transactions contemplated hereby.  This covenant shall survive the Closing.

8.2.        Tax Covenants.

8.2.1.      Without the prior written consent of Janel, Sellers (and, prior to the Closing, ELFS) shall not, to the extent it may affect, or relate to, ELFS, make, change or rescind any tax election, amend any tax return or take any position on any tax return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the tax liability or reducing any tax asset of Janel or ELFS in respect of any post-Closing tax period. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”) shall be borne and paid one-half by Janel and one-half by Sellers when due.  Each party shall indemnify, defend and hold harmless the other parties  from the payment of its share of all such Transfer Taxes. The party responsible under applicable law for filing any tax return with respect to Transfer Taxes shall prepare and file such tax returns and other documentation with respect to any such Transfer Taxes and, if required by applicable law, the other party and the Company will join in the execution of any such tax returns and other documentation. The party responsible for preparing and filing any tax returns for Transfer Taxes pursuant to this Section 8.2.1 shall provide the other parties with copies of each such tax return or other document at least fifteen (15) days prior to the applicable due date and the other party shall, within such fifteen (15) day period, pay their applicable share of such Transfer Taxes. Agreement shall be borne and paid by Sellers when due. Sellers shall, at his own expense, timely file any tax return or other document with respect to such taxes or fees (and Janel shall cooperate with respect thereto as necessary).  Sellers agree that Janel is to have no liability for any tax resulting from any action of Sellers, ELFS, or any Affiliates, and each agrees to jointly and severally indemnify and hold harmless Janel (and, after the Closing Date, ELFS) against any such tax or reduction of any tax asset.

8.2.2.     Tax Returns.  The Sellers shall prepare and timely file, or shall cause to be prepared and timely filed, any Pass-Through Tax Returns of the Company for taxable periods ending on or before the Closing Date and required to be filed after the Closing Date (taking into account any applicable extensions), including, without limitation, the Company’s final partnership tax return, and the Sellers shall pay, or cause to be paid, all taxes dues with respect to any such Pass-Through Tax Returns, which shall be determined based on the closing of the books as of the close of business on the Closing Date. For any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of (a) any taxes based on or measured by income or receipts of the Company Business for the pre-Closing tax period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and (b) any other taxes of the Company for the pre-Closing tax period shall be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; provided also, that (x) exemptions, allowances and deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on (and including) the Closing Date and period beginning after the Closing Date in proportion to the number of days in each period to which such exemption, allowance or deduction is applicable and (y) tax items in Pass-Through Tax Returns shall be allocated using the closing-of-the books method in accordance with the Code.

8.2.3.      Purchase Price Allocation.  The purchase price as determined for U.S. federal income tax purposes and applicable state income tax purposes shall be allocated for such Tax purposes among the Company’s assets as set forth in Schedule 8.2.3 (the “Allocation”). The parties acknowledge and agree that the Allocation is consistent with Sections 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder, based on the relative fair market value of such assets. The parties shall file all tax returns in a manner consistent with the Allocation, and neither the Purchaser nor Janel will take any position inconsistent with the Allocation for any Tax purpose or in any Tax contest, unless required to do so by applicable law or a “determination” within the meaning of Section 1313(a)(1) of the Code; provided, however, that nothing in this Agreement shall prevent a party from settling any proposed deficiency or adjustment by any Taxing body or other governmental or regulatory authority based upon or arising out of such Allocation, and neither Janel nor the Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing body or other governmental or regulatory authority challenging such Allocation; and provided, further, that the parties acknowledge and agree, that Sellers will classify and report the transaction in accordance with Section 741 of the Code, pursuant to Revenue Ruling 99-6. The parties shall make appropriate adjustments to the Allocation to reflect any adjustments to the Purchase Price made under this Agreement.2

8.2.4.      Cooperation. Janel and Sellers shall use commercially reasonable efforts to cooperate fully, and Janel shall cause ELFS to do the same, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of tax returns pursuant to this Agreement and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to taxes. Such cooperation shall include access to, the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such tax return or Tax Proceeding, and the making available of employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The requesting party shall reimburse the party providing such cooperation for any reasonable out-of-pocket costs and expenses incurred in connection with such cooperation. Sellers will, and Janel will cause the Company to, retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the latest of (i) seven (7) years after the Closing Date, and (ii) until any audits of each Seller’s and the Company’s tax returns relating to such periods that are ongoing at the end of such seven year period are completed. Janel and Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any governmental or regulatory authority or any other person or entity as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including with respect to the transactions contemplated hereby).  The requesting party shall reimburse the party providing such cooperation for any reasonable out-of-pocket costs and expenses incurred in connection with such efforts.

2 Note to Seller: no 338(h)(10) election is being made. No adjustment or reimbursement will be made solely due to allocation of basis based on an assumption of taxation entirely as long term capital gains.

8.3.        Upon ELFS receipt of the Houston Security Deposit from the landlord, ELFS shall promptly pay and distribute to the Sellers the full amount of the returned Houston Security Deposit.

9.            Closing Deliveries to Janel.

9.1.          On the Closing Date, Janel shall have received the following:

(i)           The Key Employees shall have entered into the Employment Agreements.

(ii)          A certificate from the Secretary of State (or similar office) of ELFS’s respective jurisdictions of organization, dated at or about the Closing Date, to the effect that ELFS is in good standing under the laws of said jurisdiction.

(iii)         An incumbency certificate for ELFS signed by all of the officers thereof dated at or about the Closing Date.

(iv)         Resignation letters of all of the directors and officers of ELFS, effective as of the Closing.

(v)          Copies of ELFS’s respective organizational documents, as amended to date, each certified by at or about the Closing Date, and all corporate records of ELFS.

(vi)        Resolutions of Sellers and Managers of ELFS authorizing the transactions contemplated under this Agreement, certified by the Secretary of ELFS, dated at or about the Closing Date.

(vii)        The duly executed Assignments of Interests.

(viii)      An estoppel certificate and consent to assignment from the lessor under each of the Facility Leases in form and substance reasonably satisfactory to Janel.

(ix)         All other instruments, documents and certificates as are required to be delivered by or on behalf of ELFS or Sellers pursuant to the provisions of this Agreement or that may be reasonably requested in furtherance of the provisions of this Agreement.

10.          Closing Deliveries to Sellers.

10.1.        Janel shall have delivered to ELFS all of the exhibits and schedules required herein to be delivered by Janel, and copies of the documents referred to therein, each duly executed, if required, and such exhibits, schedules and documents shall have been reasonably acceptable to ELFS.

10.2.        Janel shall have entered into the Employment Agreement.

10.3.       Sellers shall have received all other instruments, documents and certificates as are required to be delivered by or on behalf of Janel pursuant to the provisions of this Agreement or that may be reasonably requested in furtherance of the provisions of this Agreement.

11.          Restriction on Competition and Solicitation.

ELFS and Sellers acknowledge that the services of ELFS and the business of the customer accounts of ELFS are an integral part of the benefits which Janel is purchasing pursuant to the terms of this Agreement.  Accordingly, each Seller agrees as follows:

11.1.      For the period from the Closing Date until five (5) years thereafter (the “Restricted Period”), each Seller covenants that he shall not, directly or indirectly (including through an Affiliate), engage in or assist others in engaging in, invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, lend its name or any similar name to, or lend credit to, any business whose services or activities compete in whole or in part with the Company Business anywhere within the United States; provided, however, that a Seller may, in the aggregate, directly or indirectly (including through an Affiliate) purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

11.2.      At any time during the Restricted Period, no Seller will, directly or indirectly (including through an Affiliate or on the behalf of any third party), solicit Company Business from any person or entity who is or was a customer or material vendor or supplier of ELFS or Janel at any time during the 12-month period prior to the Closing or encourage or induce any such customer, vendor or supplier to terminate or reduce its business relationship with ELFS or Janel.

11.3.       At any time during the Restricted Period, no Seller will, directly or indirectly, (including through an Affiliate or on the behalf of any third party), solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of ELFS within the 12-month period prior to Closing or in any manner encourage, induce or attempt to induce any employee of ELFS to terminate his or her employment with ELFS, as the case may be.

11.4.       In the event of breach by a Seller of the terms of this Section 11, Janel shall be released from all further payment obligations to Seller. Without limiting the foregoing, Janel shall also be entitled to institute legal proceedings to obtain damages for such breach, or to enforce the specific performance of this Agreement and to enjoin such breaching party from any further violation of this Section and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided at law. Each Seller acknowledges that the remedies at law for any breach by any of them of the provisions of this Section may be inadequate and Janel shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

11.5.      The covenants contained in this Section 11 and each provision hereof are severable and distinct covenants and provisions. In the event the undertakings set forth in this Section shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or by reason of being too extensive in any other respect, each such agreement shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable and enforced as so interpreted, all as determined by such court in such action.

11.6.       Each Seller acknowledges that the restrictions contained in this Section 11 are reasonable and necessary to protect the legitimate interests of Janel and constitute a material inducement to Janel to enter into this Agreement and consummate the transactions contemplated by this Agreement.

12.          Indemnification.

12.1.       Indemnification by Janel.  Janel hereby agrees to indemnify and hold harmless from and against any and all from and against any and all Losses (as hereinafter defined), to the extent such Losses arise out of, result from, or are in connection with: (i) any breach by Janel of any representation or warranty set forth in Section 5, or (ii) any failure by Janel to perform or comply with any of its covenants or obligations under this Agreement.

12.2.        Indemnification by Seller.  Each Seller hereby agrees to indemnify and hold harmless Janel and ELFS (after the Closing) and each of their shareholders, directors, officers, agents and employees, from and against any and all Losses, to the extent such Losses arise out of, result from, or are in connection with: (i) any breach by ELFS or any Seller of any representation or warranty set forth in Section 6, (ii) any failure by ELFS or any Seller to perform or comply with any of its covenants or obligations under this Agreement, and (iii) any and all Indebtedness and liabilities of ELFS arising prior to the Closing Date other than the Assumed Obligations, including without limitation the Retained Obligations.

12.3.        For purposes of this Agreement, “Losses” shall mean the aggregate of any and all payments for claims, liabilities, suits, actions, demands, charges, damages, losses, costs, or expenses (including reasonable attorneys’ fees, expert witness fees and court costs) of every kind and nature incurred by the indemnified party, net of all reserves with respect to such item, tax benefits, insurance proceeds and any indemnity, contribution or other similar payment from third parties.  Tax benefits will be considered to be realized for purposes of this Section in the year in which an indemnity payment occurs, taking into account the present value of any such tax benefits, and the amount of tax benefits shall be determined by assuming the person entitled to be indemnified is in the maximum applicable foreign, federal, state and local income tax bracket.

12.4.       If any claim is made, or any suit or proceeding is instituted by a third-party, which, if valid or prosecuted successfully would entitle a party to indemnification under this Section (a “Claim”), the indemnified party shall promptly give notice thereof to the others in writing.  At the election of the indemnifying party, the indemnifying party shall, at its own cost and expense, assume the defense of such Claim or participate either directly or through their counsel with the indemnified party in the resolution, by litigation or otherwise, of any Claim. The indemnified party agrees to cooperate (and to cause parties within its control to cooperate) with the indemnifying party in determining the validity of any Claim or assertion of any Losses including giving (and causing parties within its control to give) the indemnifying party full access to information within its possession.  The indemnified party agrees that it will not (and will cause parties within its control not to) settle any Claim without the prior written consent of the indemnifying party and to exercise its best efforts to avoid or minimize the Losses resulting from any Claim.

12.5.      Limitations.

12.5.1.   Deductible.  No indemnifying party hereunder will have any liability under Section 12.2(i) for breaches of representations or warranties unless the aggregate Losses for which the indemnifying party would, but for this provision, be liable under Section 12.2(i) exceeds $500,000.00 (the “Deductible”). If aggregate Losses exceed the Deductible for claims under Section 12.2(i), the indemnifying party’s indemnification obligations shall apply to all such Losses in excess of the Deductible; provided, however, that notwithstanding anything herein to the contrary the Deductible does not apply to claims for indemnification for breaches of the Fundamental Representations or claims in respect of Fraud.

12.5.2.     Sellers’ Cap.  Sellers’ liability under Section 12.2(i) above for any Losses to the extent arising from a breach of a representation or warranty shall not exceed an amount equal to $1,500,000.00 (the “Cap”), provided, however, in the case of Losses related to Fundamental Representations or Fraud, the aggregate liability to Sellers shall not exceed the Purchase Price.

12.5.3.     Individual Seller’s Cap.  Each Seller’s individual liability, to the extent arising from Losses related to a breach of a Fundamental Representation or Fraud relating only to such Seller, and not ELFS, shall not exceed such Seller’s pro rata portion of the Purchase Price as set forth on Schedule 2.1.

12.5.4.     Janel’s Cap.  Janel’s liability under Section 12.1 shall not exceed, in the aggregate, an amount equal to the Cap.

12.5.5.    Payments by an Indemnifying Party pursuant to Section 12.1 or Section 12.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (or the Company) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

12.5.6.    Payments by an Indemnifying Party pursuant to Section 6.01 or Section 6.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized as a result of such Loss by the Indemnified Party.

12.5.7.     Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

12.6        Sources of Indemnification.  The Parties agree that the amount of any Losses payable in respect of claims pursuant to Section 12.2(i) (other than Fundamental Representations or Fraud) (“Seller Representation Breach Claims”) shall be satisfied up to the amount of the Cap (but only to the extent such Losses exceed the Deductible), solely through recovery by an offset against any amounts owed under the Note to such Seller. Any amounts owing in respect of claims under Section 12.2 (in each case other than as set forth in immediately preceding sentence) shall be paid for by such Seller, first at the sole discretion of Janel, by either (A) an offset against any amounts owed under the Note to such Seller, (B) an offset against any amounts owed by Janel to the Seller pursuant to the Earn-Out Payments, or (C) by seeking recovery from the Seller directly.

12.7.        Knowledge of Janel. Janel acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to this transaction. Janel further acknowledges that, to the extent Janel, or any of Janel’s advisors, agents, consultants or representatives, by reason of such due diligence and investigation, whether or not undertaken, knew or should have known that any representation and warranty made herein by Sellers is or might be inaccurate or untrue, this constitutes a release and waiver of any and all actions, claims, suits, damages or rights to indemnify, at law or in equity, against Sellers by Janel arising out of breach of that representation and warranty. Nothing herein shall be deemed to limit or waive Janel’s rights against such Sellers arising out of any other representation and warranty made herein by the Sellers.

12.8.      Exclusive Remedy. Except for (a) disputes under Section 3.2 or Section 3.3, which such disputes will be resolved in accordance with the dispute mechanisms set forth in such section, (b) claims for Fraud, (c) actions seeking equitable relief pursuant to Sections 11, Janel, ELFS and the Sellers acknowledge and agree that, from and after the Closing, the Parties’ sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or breach of any covenant or obligation arising under or based upon this Agreement, the Closing and the transactions contemplated hereby (whether based on contract, tort, strict liability, other applicable Law or otherwise), shall be indemnification in accordance with this Section 12.

13.          No Brokerage.

None of the parties hereto has incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commissions, or the like in connection with this Agreement or the transactions contemplated hereby.  Each party hereto agrees to indemnify and hold the other parties hereto harmless against and in respect of any such obligation or liability based on agreements, arrangements, or understandings claimed to have been made by such party with any third party.

14.          Nature of Representations and Warranties.

All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties, covenants and agreements contained in this Agreement or at the closing of the transactions contemplated hereunder, and any investigation that they made or might have made will not affect or reduce the other representations, warranties, covenants, agreements contained herein.

15.          Notices and Payments.

All notices, writings and other communications required or permitted to be given pursuant to this Agreement shall be in writing, and if such notices are hand‑delivered, faxed or e-mailed, return fax or e-mail acknowledgement requested, to the address set forth below, they shall be deemed to have been received on the Business Day so delivered or transmitted; if such notices are transmitted by overnight courier to the address set forth below, they shall be deemed to have been received on the Business Day following the date on which so transmitted, provided that any notice, writing or other communication received after 5:00 p.m., Eastern Time, shall be deemed to have been received on the next Business Day:

Janel:	Janel Group, Inc.
233 7th Street, Suite 100
Garden City, New York 11530
Attention: Bill Lally
Fax (401) 727-1874

and
Janel Corporation
80 Eighth Avenue,
New York, New York 10011
Attention: Vincent Verde, Corporate Controller
vverde@janelcorp.com

With a copy to:	Hillel Tendler, Esquire
Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.
One South Street, 27th Floor
Baltimore, Maryland 21202
Fax (410) 951-6038
ht@nqgrg.com

Seller Representative:	Randall L. Cockrell
3323 N. Cotswold Manor
Kingwood, Texas 77339
rgcockrell@suddenlink.net

With a copy to:	Jack A. Selman
Selman, Munson & Lerner, P.C.
9821 Katy Freeway, Suite 875
Houston, Texas 77024
jselman@selmanmunson.com

All notices hereunder shall be delivered to the above addresses.  Any party may change its address for notice or payment purposes by giving notice the other parties as hereinabove provided.

16.          Expenses.

Each party hereto shall be responsible for and bear all of its own costs and expenses (including the expenses of its representatives) incurred at any time in connection with negotiation, due diligence and closing the transaction described herein.

17.          Survival.

Except as otherwise provided herein, the representations and warranties contained herein shall survive the execution, and delivery of this Agreement and the closing of the transactions contemplated hereby, and shall continue for a period of 24 months following the Closing Date, except for breaches of the Fundamental Representations, which shall survive until the expiration of all applicable statutes of limitation with respect thereto. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

18.          [Intentionally Omitted.]

19.          [Intentionally Omitted.]

20.          Effect of Waiver.

The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same.  The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

21.          Severability.

The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision.  In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

22.          Governing Law.

This Agreement shall be governed by and construed in accordance with, the laws of the state of New York without regard to conflict of law principles.

23.          Arbitration.

Any dispute, claim or controversy arising out of or relating to this Agreement, or the transaction documents, or the breach termination, enforcement or validity thereof, including the determination of the scope and applicability of this agreement to arbitrate shall be determined by arbitration in Houston, Texas. The arbitration shall be administered by the American Arbitration Association (“AAA”) pursuant to its applicable Commercial Arbitration Rules. The parties shall agree on a single arbitrator experienced in commercial transactions, provided that if the parties fail to agree on an arbitrator within ten (10) days following the commencement of the dispute, one arbitrator shall be appointed under the AAA Commercial Arbitration Rules applicable to the proceeding. The arbitrator shall state in writing the reasons for his or her award and the legal and factual conclusions underlying the award. The award of the arbitrator shall be final, and judgment upon the award may be entered in any state or federal court located in Texas. The costs of such arbitration proceeding shall be borne by the party that does not prevail in the arbitration, or if a determination of the prevailing party is not made by the arbitrator, such costs shall be borne equally by the parties to such arbitration. The parties agree that all of the negotiations and arbitration proceedings relating to such disputes and all testimony, transcripts and other documents relating to such arbitration shall be treated as confidential and will not be disclosed or otherwise divulged to any other person except as necessary in connection with such negotiations and arbitration proceedings. Notwithstanding anything to the contrary in this Section, the parties shall have the right to seek temporary, preliminary and permanent equitable relief including, without limitation, injunctive relief and specific performance, to prevent any breach or threatened breach of this Agreement in accordance with the AAA Commercial Arbitration Rules.

24.          Enforcement.

The parties hereto acknowledge and agree that any party’s remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party.  Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to  monetary damages, an aggrieved party shall be entitled to obtain, and the offending party agrees not to oppose the aggrieved party’s request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

25.          Binding Agreement; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Except as provided otherwise in this Agreement, Janel, at its option, may designate one or more other direct or indirect subsidiaries or affiliates of Janel to purchase the Interests.  Except as set forth herein, this Agreement shall not be assignable by any party hereto except as provided herein or with the prior written consent of the other parties.

26.          Entire Agreement; Modification.

This Agreement (including the exhibits and schedules hereto) and the other Transaction Documents constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, whether written, oral or implied, with respect to such subject matter. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of ELFS exclusively in contract pursuant to the express terms and provisions of this Agreement and the other Transaction Documents, and expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or the other Transaction Documents. Furthermore, the Parties hereby acknowledge that this Agreement and the Transaction Documents embody the justifiable expectations of sophisticated parties derived from arm’s-length negotiations. The Parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary Janel and an ordinary Sellers in an arm’s-length transaction. The preamble and recitals to this Agreement are incorporated herein by reference.

27.          Further Assurances.

Each of the parties hereto agrees to execute, acknowledge, seal and deliver, after the date hereof and after the Closing, such further assurances, instruments and documents and to take such further actions as the other may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

28.          Facsimile Signature and Counterparts.

This Agreement may be executed by electronic or facsimile signatures which shall have the full force and effect of original signatures.  This Agreement may be executed in counterparts, all of which taken together shall constitute one instrument.

29.       Guarantee.  Janel Corp. hereby unconditionally and irrevocably guarantees to Sellers punctual observance and performance by Janel and its Affiliates of all of the obligations of Janel and its Affiliates set forth in this Agreement and any other documents required hereunder, the Purchase Price and all other amounts to be paid hereunder and undertakes to Sellers that (i) whenever Janel or any of its Affiliates does not pay any amount when due under this Agreement, Janel Corp. shall immediately on first demand pay that amount as if it was the principal obligor and (ii) whenever Janel or any of its Affiliates fails to perform any other obligations under this Agreement, Janel Corp. shall immediately on demand perform (or procure performance of) and satisfy (or procure the satisfaction of) that obligation, so that the same benefits are conferred on Sellers as it would have received if such obligation had been performed and satisfied by Janel or its applicable Affiliate. The guarantee under this Section 29 is a continuing guarantee and will extend to the ultimate balance of sums payable by Janel or its Affiliates under this Agreement, regardless of any intermediate payment or discharge. Janel Corp. hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against any Affiliate of Janel or the Company Business, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 29.

30.         Except to the extent such person is a party to this Agreement and/or the ancillary transaction documents, and then only to the extent set forth herein or therein, no past, present or future director, officer, employee, incorporator, organizer, manager, member, partner, stockholder, Affiliate, agent, attorney or representative of Janel, ELFS or the Sellers or any of their respective Affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of Janel, ELFS, or the Sellers arising under, in connection with or related to this Agreement, the ancillary transaction documents, the transaction or for any claim based on, in respect of, or by reason of, the sale, contribution and purchase of the Interests or other matters contemplated herein, including, without limitation, any alleged non-disclosure or misrepresentations made by any such persons.

31.        Sellers’ Representative.  Each Seller acknowledges, ratifies and agrees to the appointment of Randall L. Cockrell as the representative of such Seller (the “Sellers’ Representative”) in connection with the acquisition of the Company by Janel pursuant to the terms of this Agreement.  The Sellers’ Representative will act as agent and attorney-in-fact on behalf of each Seller with full power of substitution to act in the name, place and stead of the Sellers with respect to, as applicable, the transfer of the Interests owned by the holders thereof to Janel in accordance with the terms and provisions of this Agreement, and to act on behalf of each Seller in any litigation or arbitration involving this Agreement, do or refrain from doing all such further acts and things, and execute all such documents as the Sellers’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(i)           to act for the Sellers with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any claim on behalf of Sellers and to transact matters of litigation;

(ii)         to execute and deliver any certificate, instrument and/or agreement that the Sellers’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement including with respect to the Purchase Price Adjustment in Section 3.3 and the Earn-Out Consideration in Section 3.2;

(iii)         to receive funds under this Agreement and give receipts for such funds, it being understood that any such funds received by the Sellers’ Representative under this Agreement on behalf of Sellers shall be distributed by the Sellers’ Representative to the other Sellers in accordance with their respective pre-closing ownership percentages as if such funds were distributed directly to such Sellers;

(iv)        to do or refrain from doing any further act or deed on behalf of the Sellers that the Sellers’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as the Sellers could do if personally present;

(v)           to receive service of process in connection with any claims under this Agreement; and

(vi)          to exercise any powers or otherwise act on behalf of the Sellers as explicitly provided for in this Agreement.

The Sellers’ Representative shall not be responsible to any Seller for any loss or damages any Seller may suffer by the performance of his duties under this Agreement, other than loss or damage arising from willful violation of the law or gross negligence in the performance of his duties under this Agreement.  The Sellers shall, to the fullest extent permitted by Law, indemnify and hold harmless the Sellers’ Representative against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses (including without limitation reasonable attorneys’ fees, costs and expenses) (“Sellers’ Representative Losses”) incurred by or asserted against the Sellers’ Representative from and after the date hereof, relating to or arising from or in connection with any claim, demand, suit, action or proceeding by any person arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of the Sellers’ Representative’s duties as contemplated by this Agreement or any transactions contemplated herein.  The obligations set forth in this Section 31 shall survive the resignation or removal of the Sellers’ Representative.  The Sellers, according to their respective Pre-Closing Ownership Percentages, shall reimburse the Sellers’ Representative for his reasonable expenses incurred on behalf of the Sellers hereunder.

32.          Third-Party Beneficiaries. This Agreement and other transaction documents are not intended to confer upon any Person other than the parties hereto any rights, benefits, remedies, obligations or liabilities here under.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

JANEL:
JANEL GROUP, INC.

By:	/s/
Name:	Dominique Schulte
Title:	Vice President

ELFS:
EXPEDITED LOGISTICS AND FREIGHT SERVICES, LLC

By:	/s/
Frederick J. Lalumandier, President

SELLERS:

/s/
David W. Flake

/s/
Randall L. Cockrell,

/s/
Steven R. Lalumandier

/s/
Frederick J. Lalumandier

PARENT GUARANTOR:
JANEL CORPORATION with respect to Section 29

By:	/s/
Name:	Dominique Schulte
Title:	President and Chief Executive Officer

MEMBERSHIP INTEREST PURCHASE AGREEMENT
INDEX OF SCHEDULES AND EXHIBITS

The following schedules (collectively, the “Schedules”) correspond with the Schedules referenced in the Membership Interest Purchase Agreement (the “Purchase Agreement”).  Capitalized terms not otherwise defined in the Schedules shall have the meanings given to them in the Purchase Agreement.

The Schedules to the Purchase Agreement are part of the representations, warranties and other agreements made by ELFS and Seller in the Purchase Agreement and are intended to qualify such representations, warranties and agreements referenced in each Schedule to the extent provided in the Purchase Agreement. Any information included in the Schedules or in any individual Schedule shall be deemed to be disclosed in any other Schedule so long as such disclosure is in sufficient detail to enable a reasonable person to identify the other section or subsection of such other Schedule to which such information is responsive.

The information in the Schedules is not to be construed as an admission that any such information is material to ELFS or the Seller (as the case may be), or any of their respective businesses or operations, except to the extent specifically provided in the Purchase Agreement. Nothing in these Schedules shall constitute an admission of any liability or obligation of ELFS or the Seller to any third party, nor an admission to any third party against ELFS’s or the Seller’s interests.

Schedule
1.1(b)	-	Excluded Assets
2.1	-	Sellers
2.2	-	Retained Obligations
5.4	-	Janel Approvals
6.3	-	Liens
6.5	-	Restrictions
6.8	-	ELFS Approvals
6.9	-	Exceptions to Condition of Company Assets
6.10	-	ELFS’s Licenses and Marks
6.12	-	Accounts Receivable
6.13	-	Letter of Credit Liabilities
6.14	-	Facilities
6.15	-	Key Customer Accounts
6.16	-	Material Adverse Changes to ELFS
6.18	-	ELFS Contracts and Authorizations
6.19	-	Compliance; Governmental Authoorizations
6.20	-	ELFS Litigation
6.21	-	Insurance Policies
6.23	-	Agreements with Employees
6.24	-	Employee Benefit Plans
6.25	-	Severance Obligations
6.31	-	Affiliate Transactions
7.5	-	Seller Guarantees
7.7.1	-	Director and Officer Indemnification and Insurance
8.2.3	-	Purchase Price Allocation

Exhibit
A	-	Base Balance Sheet
B	-	Note
C	-	Assignment of Interests
D	-	Employment Agreement